Exhibit 99.1

Contact:     Joe Schierhorn, Chief Financial Officer and Chief Operating Officer
        (907) 261-3308

NEWS RELEASE

Northrim BanCorp, Inc. Appoints Linda C. Thomas to Board of Directors

ANCHORAGE, AK-April 2, 2014,-Northrim BanCorp, Inc. (NASDAQ: NRIM) today announced its Board of Directors appointed Linda C. Thomas to serve on its Board of Directors effective immediately.

“Linda’s financial expertise and strong community ties in Juneau and Southeast Alaska complement the experience of our board of directors,” said Marc Langland, Northrim BanCorp Chairman. “As the Vice Chair for Alaska Pacific Bancshares, her leadership in making the merger with Northrim a reality was invaluable, and we are confident her contributions to our future will continue to be meaningful.”

Thomas brings to Northrim 37 years of management and accounting experience in a broad range of businesses in Alaska. Currently, she serves as Chief Operations Officer and Vice President for the Alaskan Brewing Company. Formerly, she was the Deputy Director for the State of Alaska Division of Energy, Audit Manager with Deloitte & Touche International (previously Touche Ross and Laventhol & Horwath), an accountant with Robinson & Sinz, CPA’s, and a pension supervisor with the Alaska Electrical Trust Funds.

Active in many community organizations, Thomas served as the President of the Board of Directors for the Bartlett Regional Hospital, was Past President for the Juneau Chamber of Commerce, Past Chair, of the West Douglas Development Working Group (Mayors Task Force), Past Chair of the Affordable Housing Coalition in Juneau, Past Co-Chair on Alaska State Board of Accountancy, Past President of Big Brothers Big Sisters of Juneau, Past Director of Alaska Society of CPA’s, Past Board Treasurer, Alaska Women’s Resource Center in Anchorage and received the Juneau Chamber of Commerce Citizen of the Year Award in 2007.

Thomas earned a Bachelor of Business Administration degree in Accounting from the University of Alaska in Fairbanks and was a Malcolm Baldrige National Quality Program Examiner, appointed by U.S. Secretary of Commerce. She is a Certified Public Accountant, now inactive, with the State of Alaska.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors.

www.northrim.com
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Transmitted on Globe Newswire on April 2, 2014, at 12:10 p.m. Alaska Time.